UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2014

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Second St. Suite A-107, Davis, CA		95618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 14, 2014, Marrone Bio Innovations, Inc. (the “Company”) filed a Notification of Late Filing on Form 12b-25 indicating that the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “Form 10-Q”) will be delayed until after the completion of the previously-disclosed internal investigation by the Company’s Audit Committee regarding certain accounting matters.

As anticipated, on November 17, 2014, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s delay in filing the Form 10-Q. The NASDAQ letter states that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing due date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing.

The Company’s Audit Committee continues to work diligently to complete its internal investigation, and the Company intends to regain compliance with the NASDAQ’s filing requirements. The Company currently expects to file the Form 10-Q as soon as practicable after the Audit Committee completes its investigation. At this time, the Company is not able to provide an estimate of when the investigation will be completed or when such filing will be made.

The Company issued a press release on November 21, 2014 disclosing the Company’s receipt of the NASDAQ notification letter. A copy of such press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued on November 21, 2014 by Marrone Bio Innovations, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: November 21, 2014	By:	/s/ James B. Boyd
James B. Boyd
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on November 21, 2014 by Marrone Bio Innovations, Inc.